CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Statements and Experts" in the Prospectus/Proxy Statement and to the use of our reports, dated July 25, 2014 with respect to Dreyfus Municipal Money Market Fund, Inc. for the fiscal year ended May 31, 2014 and dated January 28, 2015 with respect to General Municipal Money Market Fund for the fiscal year ended November 30, 2014, which are incorporated by reference in this Registration Statement on Form N-14 of General Municipal Money Market Fund.

/s/ ERNST & YOUNG LLP

New York, New York
May 11, 2015